UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐ Definitive Proxy Statement

☒ Definitive Additional Materials

☐ Soliciting Material under §240.14a-12

FIRST HORIZON CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒ No fee required.

☐ Fee paid previously with preliminary materials.

☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

On May 18, 2022, First Horizon Corporation (“First Horizon”) made certain supplemental disclosures in connection with First Horizon’s previously announced proposed transaction, pursuant to the Agreement and Plan of Merger, dated February 27, 2022, by and among First Horizon, The Toronto-Dominion Bank, TD Bank US Holding Company, and Falcon Holdings Acquisition Co.:

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

May 18, 2022

Date of Report (Date of earliest event reported)

First Horizon Corporation

(Exact name of registrant as specified in its charter)

TN (State or other jurisdiction of incorporation)	001-15185 (Commission File Number)	62-0803242 (I.R.S. Employer Identification No.)

165 Madison Avenue Memphis, Tennessee (Address of principal executive offices)		38103 (Zip Code)

(901) 523-4444

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
$0.625 Par Value Common Capital Stock	FHN	New York Stock Exchange LLC
Depositary Shares, each representing a 1/400th interest in a share of Non-Cumulative Perpetual Preferred Stock, Series B	FHN PR B	New York Stock Exchange LLC
Depositary Shares, each representing a 1/400th interest in a share of Non-Cumulative Perpetual Preferred Stock, Series C	FHN PR C	New York Stock Exchange LLC
Depositary Shares, each representing a 1/400th interest in a share of Non-Cumulative Perpetual Preferred Stock, Series D	FHN PR D	New York Stock Exchange LLC
Depositary Shares, each representing a 1/4,000th interest in a share of Non-Cumulative Perpetual Preferred Stock, Series E	FHN PR E	New York Stock Exchange LLC
Depositary Shares, each representing a 1/4,000th interest in a share of Non-Cumulative Perpetual Preferred Stock, Series F	FHN PR F	New York Stock Exchange LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01	Other Events

As previously disclosed, on February 27, 2022, First Horizon Corporation, a Tennessee corporation (“First Horizon”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among First Horizon, The Toronto-Dominion Bank, a Canadian chartered bank (“TD”), TD Bank US Holding Company, a Delaware corporation and indirect, wholly owned subsidiary of TD (“TD US Holding Company”), and Falcon Holdings Acquisition Co., a Delaware corporation and direct, wholly owned subsidiary of TD US Holding Company (“TD Merger Sub”). The Merger Agreement provides that, upon the terms and subject to the conditions set forth therein, (i) First Horizon and TD Merger Sub will merge (the “Merger”), with First Horizon continuing as the surviving entity in the merger, and (ii) following the effective time of the Merger (the “Effective Time”), (x) at the election of TD, TD US Holding Company and First Horizon may merge (the “Second Step Merger”), with TD US Holding Company continuing as the surviving entity in the merger. Following the completion of the Merger, at a time determined by TD, First Horizon Bank, a Tennessee state-chartered bank and wholly owned subsidiary of First Horizon (“First Horizon Bank”), and (y) TD Bank, National Association, a national banking association and wholly owned subsidiary of TD US Holding Company (“TD Bank”) will merge (the “Bank Merger”, and together with the Merger and the Second Step Merger, the “Mergers”), with TD Bank continuing as the surviving bank in the merger. In connection with the Merger Agreement, a definitive proxy statement (the “definitive proxy statement”) was filed with the Securities and Exchange Commission (the “SEC”) by First Horizon on April 22, 2022, which First Horizon first mailed to its shareholders (the “First Horizon shareholders”) on April 22, 2022.

In connection with the Mergers, as of May 18, 2022, seven (7) complaints were filed in the United States District Court for the Southern District of New York, two (2) complaints were filed in the United States District Court for the Eastern District of New York, one (1) complaint was filed in the Chancery Court of Shelby County, Tennessee and one (1) complaint was filed in the United States District Court for the Eastern District of Pennsylvania by purported stockholders of First Horizon against First Horizon and its directors: Crumpton v. First Horizon Corp. et al., Case 1:22-cv-03212-LGS (S.D.N.Y.) (the “Crumpton Action”); Singh v. First Horizon Corp. et al., Case 1:21-cv-09177 (E.D.N.Y.) (the “Singh Action”); Stein v. First Horizon Corp. et al., Civil Action No. 22-cv-3341 (S.D.N.Y.) (the “Stein Action”); Wang v. First Horizon Corp. et al., Civil Action No. 1:22-cv-03390 (S.D.N.Y.) (the “Wang Action”); Whitfield v. First Horizon Corp. et al., Case 1:22-cv-02399 (E.D.N.Y.) (the “Whitfield Action”); Drulias v. D. Bryan Jordan et al., (Tenn. Ch. Ct.) (the “Drulias Action”); Waterman v. First Horizon Corp. et al., Case 2:22-cv-01669 (E.D.Pa.) (the “Waterman Action”); Fox v. First Horizon Corp. et al., Case 1:22-cv-03556 (S.D.N.Y.) (the “Fox Action”); Reinhardt v. First Horizon Corp. et al., Case 1:22-cv-03862 (S.D.N.Y.) (the “Reinhardt Action”); Doniger v. First Horizon Corp. et al., Case 1:22-vc-04021 (S.D.N.Y.) (the “Doniger Action” and Berry v. First Horizon Corp. et al., Case 1:22-cv-04031 (S.D.N.Y.) (the “Berry Action”, and together with the Crumpton Action, the Singh Action, the Stein Action, the Wang Action, the Whitfield Action, the Drulias Action, the Waterman Action, the Fox Action, the Reinhardt Action and the Doniger Action, the “Actions”).

The complaints allege that the preliminary version of the definitive proxy statement, filed with the SEC on April 12, 2022 (the “preliminary proxy statement” and, together with the definitive proxy statement, the “proxy statements”), and the definitive proxy statement were materially deficient and therefore misleading in certain respects in violation of Sections 14(a) and 20(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and SEC Rule 14a-9 promulgated thereunder. Specifically, the complaints allege that the proxy statements failed to disclose material information regarding First Horizon’s financial projections, Morgan Stanley’s financial analyses, additional information regarding prior work Morgan Stanley performed for First Horizon and TD, and the process and events that preceded the signing of the Merger Agreement. The complaint in the Drulias Action further alleges breaches of fiduciary duty by First Horizon and the First Horizon directors in connection with the negotiation of the Mergers and the disclosures in the proxy statements. The complaints purport to seek injunctive relief, rescission, rescissory damages, declaratory relief, monetary damages and costs, including expert and attorneys’ fees, and the filing of a proxy statement compliant with Section 14(a) of the Exchange Act and SEC Rule 14a-9 promulgated thereunder.

First Horizon believes the allegations in these complaints are without merit. While First Horizon believes that the disclosures set forth in the proxy statements comply fully with applicable law, to moot plaintiffs’ disclosure claims and to avoid nuisance, potential expense and delay, First Horizon has determined to voluntarily supplement the definitive proxy statement with the below disclosures. Nothing in the below supplemental disclosure shall be deemed an admission of the legal necessity or materiality under applicable law of any of the disclosures set forth herein or in the definitive proxy statement. To the contrary, First Horizon denies all allegations in the Actions that any additional disclosure was or is required.

Supplemental Disclosures to the Definitive Proxy Statement in Connection with the Actions

These additional disclosures (the “Supplemental Disclosures”) in this Current Report on Form 8-K supplement the disclosures contained in the definitive proxy statement and should be read in conjunction with the disclosures contained in the definitive proxy statement, which in turn should be read in its entirety. Terms used in these Supplemental Disclosures, but not otherwise defined, shall have the meanings ascribed to such terms in the definitive proxy statement. To the extent that information in these Supplemental Disclosures differs from or updates information contained in the definitive proxy statement, the information in these Supplemental Disclosures shall supersede or supplement the information in the definitive proxy statement. The information contained in these Supplemental Disclosures speaks only as of May 18, 2022, unless these Supplemental Disclosures specifically indicate that another date applies.

The fourth paragraph under the subsection entitled “The Mergers–Background of the Merger” on page 43 of the definitive proxy statement is amended and supplemented by adding the following bolded and underlined text shown below:

During the evening of January 6, 2022 and on January 7, 2022, Mr. Jordan had individual telephonic meetings with the Executive Chairman, Lead Director and Messrs. John Compton and Rick Maples, two independent members of the First Horizon board. Mr. Jordan called these independent board members in part because of their respective positions on the board of directors as Chairs of the Nominating & Corporate Governance and Compensation Committees, respectively. During each of these meetings, Mr. Jordan described the call he had received on January 6, 2022 from J.P. Morgan and the proposal from TD, including the indicative price conveyed of $25.00 per share of First Horizon common stock. Mr. Jordan discussed with each of these directors the strategic opportunities and alternatives available to First Horizon, including remaining independent, and the benefits and risks associated with each alternative. During these meetings, the directors and Mr. Jordan also discussed the current regulatory environment and steps First Horizon might take, including due diligence and negotiating specific deal terms, in order for First Horizon to proceed with any such strategic opportunity.

The first full paragraph under the subsection entitled “The Mergers–Background of the Merger” on page 45 of the definitive proxy statement is amended and supplemented by deleting the following strikethrough text and adding the following bolded and underlined text shown below:

On January 17, 2022, Mr. Jordan discussed TD’s proposal with Mr. William Fenstermaker, an additional independent member of the First Horizon board. Mr. Jordan discussed the proposal with Mr. Fenstermaker in part because of his position on the board as Chair of the Executive & Risk Committee. Mr. Jordan provided ~~the director~~ Mr. Fenstermaker with an overview of TD’s proposal and the prior discussions between First Horizon and TD and their respective advisors. Mr. Jordan and ~~the director~~ Mr. Fenstermaker discussed the timing required to obtain the required regulatory approvals for the potential transaction, and employee retention matters.

The fourth full paragraph under the subsection entitled “The Mergers–Background of the Merger” on page 47 of the definitive proxy statement is amended and supplemented by adding the following bolded and underlined text shown below:

To facilitate these further discussions, First Horizon and TD executed a mutual nondisclosure agreement on February 1, 2022. The nondisclosure agreement contained a standstill provision that will terminate with respect to a party immediately and automatically upon the execution (and the public announcement thereof) of an agreement by the other party with any third person or group providing for a transaction that, if consummated, would result in any person, directly or indirectly, (i) acquiring more than 50% of the other party’s voting securities or (ii) acquiring all or a majority of the other party’s and its subsidiaries’ assets, taken as a whole.

The subsection entitled “The Mergers–Opinion of First Horizon’s Financial Advisor–First Horizon Public Trading Comparable Analysis” on page 56 the proxy statement is amended and supplemented by adding the following bold and underlined text and table immediately after the three bullets on the top of page 57 as shown below:

With respect to the group of selected companies, the information Morgan Stanley presented included:

•	multiple of price to estimated diluted earnings per share for 2022, or Price / 2022E EPS;

•	multiple of price to estimated diluted earnings per share for 2023, or Price / 2023E EPS; and

•	multiple of price to tangible book value per share, or Price / Tangible Book Value.

With respect to the group of selected companies, the Price / 2022 EPS, Price / 2023 EPS and Price / Tangible Book Value multiples presented by Morgan Stanley were the following:

Name	Price / ’22E EPS (x)	Price / ’23E EPS (x)	Price / TBV (x)
Fifth Third Bancorp	14.0	12.3	2.1
Citizens Financial Group, Inc.	12.0	10.7	1.6
KeyCorp	11.6	10.8	1.9
Huntington Bancshares Incorporated	11.5	10.7	1.9
Regions Financial Corporation	11.8	10.8	2.2
M&T Bank Corporation	15.9	12.5	2.0
Comerica Incorporated	15.2	12.2	1.8
Zions Bancorporation, National Association	13.9	12.4	1.8
First Citizens BancShares, Inc.	10.3	8.2	1.9
Synovus Financial Corporation	12.0	10.6	1.8

The third full paragraph under the subsection entitled “The Mergers–Opinion of First Horizon’s Financial Advisor–First Horizon Public Trading Comparable Analysis” on page 57 the proxy statement is amended and supplemented by deleting the following strikethrough text and adding the following bolded and underlined text shown below:

Morgan Stanley also performed a regression-based analysis based on Price / Tangible Book Value versus 2023 cash return on tangible common equity for each of the selected companies. The range of estimated regression-based analysis implied values represents +/- 10% of the value implied by the regression line equation. Utilizing a 2023 cash return on tangible common equity estimate for First Horizon of 15.2%, as set forth in the First Horizon Street Forecasts, the low-end range of $18.80 represents the implied value if First Horizon were valued at 90% of the value implied by the regression line and the high-end range of $23.00 represents the implied value if First Horizon were valued at 110% of the value implied by the regression line. Utilizing a 2023 cash return on tangible common equity estimate for First Horizon of 15.6%, as ~~set forth in~~ derived from the First Horizon Financial Projections, the low-end range of $19.20 represents the implied value if First Horizon were valued at 90% of the value implied by the regression line and the high-end range of $23.40 represents the implied value if First Horizon were valued at 110% of the value implied by the regression line.

The first two full paragraphs under the subsection entitled “The Mergers–Opinion of First Horizon’s Financial Advisor–First Horizon Dividend Discount Analysis” on page 58 of the definitive proxy statement are amended and supplemented by adding the following bolded and underlined text shown below:

Using the First Horizon Street Forecasts for 2022 and 2023 and the First Horizon Financial Projections for 2022 and 2023 and assuming, at the direction of First Horizon management, 5.0% annual growth thereafter and that First Horizon would make distributions of capital in excess of the amount necessary to achieve a 9.75% common equity Tier 1 ratio level, Morgan Stanley performed a dividend discount analysis for First Horizon on a standalone basis. The annual growth rate was provided by the management of First Horizon and was approved for Morgan Stanley’s use by the management of First Horizon. The common equity Tier 1 ratio level was provided by the management of First Horizon and was approved for Morgan Stanley’s use by the management of First Horizon, and represented the midpoint of First Horizon’s target common equity Tier 1 ratio level range of 9.5-10%. Morgan Stanley calculated a range of implied values per share of First Horizon common stock based on the sum of the discounted present values of (a) projected dividends on shares of First Horizon common stock as of December 31, 2021 through December 31, 2026 and (b) a projected terminal value of First Horizon common stock as of December 31, 2026.

Morgan Stanley based its analysis on a range of terminal forward multiples of 11.0x to 13.0x to the terminal year 2026 estimated forward earnings, 7.8% to 9.8% discount rates, using the capital asset pricing model, and a 1.0% opportunity cost of cash. The range of forward multiples was selected, upon the application of Morgan Stanley’s professional judgment and experience, and taking into account, among other factors, the Price / 2022 EPS multiples for the selected companies. The range of discount rates was selected, upon the application of Morgan Stanley’s professional judgment and experience, to reflect First Horizon’s estimated cost of equity using the capital asset pricing model. The opportunity cost of cash was provided by the management of First Horizon and reflected an approximate blend of securities investment yields and excess cash and was approved for Morgan Stanley’s use by the management of First Horizon. Utilizing the range of discount rates and terminal value multiples, Morgan Stanley derived an implied valuation range of present value indications per share of First Horizon common stock ranging from $19.04 to $23.33 using the First Horizon Street Forecasts and $20.02 to $24.62 using the First Horizon Financial Projections.

The subsection entitled “The Mergers–Opinion of First Horizon’s Financial Advisor–First Horizon Analyst Price Targets Analysis” on page 58 of the definitive proxy statement is amended and supplemented by adding the following bolded and underlined text and table shown below:

For reference only, and not as a component of its fairness analysis, Morgan Stanley reviewed future public market trading price targets for First Horizon common stock prepared and published by research analysts prior to February 25, 2022, as reported by Capital IQ. These forward targets reflected each analyst’s estimate of the future public market trading price of First Horizon common stock. The range of such analyst price targets per share for First Horizon common stock discounted for one year back to February 25, 2022, at a rate of 8.8%, such discount rate selected by Morgan Stanley, upon the application of the capital asset pricing model together with its professional judgment, to reflect First Horizon’s cost of equity as of February 25, 2022, in each case rounded to the nearest $0.10, was $17.00 to $21.10 per share.

The public market trading price targets published by research analysts do not necessarily reflect current market trading prices for First Horizon common stock, and these estimates are subject to uncertainties, including the future financial performance of First Horizon and future financial market conditions.

With respect to the price targets analysis, the future public market trading price targets for First Horizon common stock prepared by research analysts prior to February 25, 2022, as reported by Capital IQ and presented by Morgan Stanley, were the following:

Analyst	Price Target ($)
1	$23.00
2	$22.00
3	$22.00
4	$21.00
5	$20.00
6	$20.00
7	$20.00
8	$20.00
9	$20.00
10	$19.50
11	$19.00
12	$19.00
13	$19.00
14	$18.50

The subsection entitled “The Mergers–Unaudited Financial Forecasts” on page 61 the proxy statement is amended and supplemented by replacing the table “First Horizon Financial Projections” with the following table:

First Horizon Financial Projections:

(in millions, except per share data)	2022E	2023E
Net Interest Income	$2,003	$2,382
Non-Interest Income	$971	$987
Total Revenue	$2,975	$3,369
Core Non-Interest Expense	$1,875	$1,920
Acquisition & Notable Expense	$70	$0
Non-Interest Expense	$1,945	$1,920
Provision for Loan Losses	$0	$145
Net Income Available to Common Shareholders – GAAP	$754	$961
Net Income Available to Common Shareholders – Core Excluding Acquisition & Notable Expense	$809	$961
Earnings per Share – Core Excluding Acquisition & Notable Expense	$1.52	$1.85
Diluted Shares Outstanding, Average	532	520
Risk Weighted Assets	$67,669	$71,877

The last full paragraph in the subsection entitled “The Mergers–Unaudited Financial Forecasts” on page 61 the proxy statement is amended and supplemented by deleting the following strikethrough text and adding the following bolded and underlined text shown below:

~~For purposes of extrapolating First Horizon’s financial results, First Horizon management provided Morgan Stanley with an estimated long-term annual growth rate of 5.0%.~~ For the First Horizon Street Forecasts, ~~First Horizon management provided a~~ the 2023 cash return on tangible common equity estimate for First Horizon ~~of~~ was 15.2%. For the First Horizon Financial Projections, First Horizon management provided projections that yielded a 2023 cash return on tangible common equity estimate for First Horizon of 15.6%. For purposes of Morgan Stanley’s dividend discount analysis, First Horizon senior management confirmed that Morgan Stanley should use projected excess capital available for dividend distributions derived from the First Horizon Financial Projections and the First Horizon Street Forecasts as extrapolated for certain fiscal years, based on the guidance of First Horizon senior management of an estimated long-term annual growth rate of 5.0%, of (i) with respect to the

First Horizon Financial Projections, $96 million, $406 million, $546 million, $650 million, $678 million, and $13.3-15.6 billion across the range of terminal multiples and (ii) with respect to the First Horizon Street Forecasts, $96 million, $556 million, $573 million, $593 million, $618 million, and $12.4-14.5 billion across the range of terminal multiples, in each case as of fourth quarter 2021 and for the calendar years 2022, 2023, 2024, 2025, and 2026 inclusive of the terminal value (based on the range of terminal forward multiples and other assumptions outlined on page 58 of the joint definitive proxy statement/prospectus in the subsection named “First Horizon Dividend Discount Analysis”), respectively.

The third full paragraph under the subsection entitled “The Mergers–Interests of Certain First Horizon Directors and Executive Officers in the Merger–Treatment of First Horizon Equity Awards–First Horizon Director RSUs” on page 65 of the definitive proxy statement is amended and supplemented by deleting the following strikethrough text and adding the following bolded and underlined text shown below:

The estimated aggregate amount that would be realized by the fifteen non-employee directors of First Horizon in connection with the vesting of their unvested First Horizon Director RSUs that are outstanding on May 6 ~~April 1,~~ 2022 (including associated dividends accrued thereon) if the merger were to be completed on November 1, 2022 is $2,515,925 ~~2,420,844~~ and the amount that each First Horizon non-employee director would receive is as follows: Harry V. Barton, $134,775; Ken A. Burdick, $159,625; John N. Casbon, $134,775; John C. Compton, $256,275; Wendy Davidson, $234,200; William H. Fenstermaker, $134,775; Michael James Kemp, Sr., $134,775; Rick Maples, $134,775; Vicki R. Palmer, $134,775; Colin V. Reed, $173,425; Stewart Shea, $134,775; Cecelia D. Stewart, $256,275; Rajesh Subramaniam, $223,150; Rosa Sugranes, $134,775 and R. Eugene Taylor, $134,775. First Horizon awards First Horizon Director RSUs once a year following its annual meeting of shareholders and most recently granted such awards to the First Horizon non-employee directors on May 3, 2022. Accordingly, First Horizon does not anticipate that any additional awards of First Horizon Director RSUs will be granted to the First Horizon non-employee directors prior to the completion of the merger (which, for these purposes, is assumed to be November 1, 2022).

The first full paragraph under the subsection entitled “The Mergers–Interests of Certain First Horizon Directors and Executive Officers in the Merger–Retention Program” on page 70 of the definitive proxy statement is amended and supplemented by adding the following bolded and underlined text shown below:

In connection with the merger, First Horizon intends to establish a broad-based retention program to promote retention and incentive efforts to consummate the merger and effectuate a successful integration, with over 90% of the available retention pool allocated to employees other than the executive officers. Awards under this retention program will generally be granted in the form of First Horizon RSUs that vest in equal tranches on each of the first three anniversaries of the closing date, subject to continued employment through such date (or upon an earlier qualifying termination of employment). First Horizon’s non-employee directors are not eligible for awards under this retention program. First Horizon’s executive officers (including certain of First Horizon’s named executive officers other than Mr. Jordan) will be eligible to participate in this retention program. However, as of the date of this proxy statement, no determinations have been made as to any executive officer who will receive any such retention award or the amount of such awards.

***

Forward-Looking Statements

This communication contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act, with respect to First Horizon’s beliefs, plans, goals, expectations, and estimates. Forward-looking statements are not a representation of historical information, but instead pertain to future operations, strategies, financial results or other developments. The words “believe,” “expect,” “anticipate,” “intend,” “target,” “plan”, “estimate,” “should,” “likely,” “will,” “going forward” and other expressions that indicate future events and trends identify forward-looking statements.

Forward-looking statements are necessarily based upon estimates and assumptions that are inherently subject to significant business, operational, economic and competitive uncertainties and contingencies, many of which are beyond the control of First Horizon, and many of which, with respect to future business decisions and actions, are subject to change and which could cause actual results to differ materially from those contemplated or implied by forward-looking statements or historical performance. Examples of uncertainties and contingencies include factors previously disclosed in First Horizon’s reports filed with the SEC as well as the following factors, among others: the occurrence of any event, change or other circumstances that could give rise to the right of one or both of the parties to terminate the definitive merger agreement between First Horizon and TD; the outcome of any legal proceedings that may be instituted against First Horizon or TD, including litigation that has been or may be instituted against First Horizon or its directors or officers related to the proposed transaction or the definitive merger agreement between First Horizon and TD related to the proposed transaction; the timing and completion of the transaction, including the possibility that the proposed transaction will not close when expected or at all because required regulatory, shareholder or other approvals are not received or other conditions to the closing are not satisfied on a timely basis or at all, or are obtained subject to conditions that are not anticipated; interloper risk; the risk that any announcements relating to the proposed combination could have adverse effects on the market price of the common stock of First Horizon; certain restrictions during the pendency of the merger that may impact First Horizon’s ability to pursue certain business opportunities or strategic transactions; the possibility that the transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events; diversion of management’s attention from ongoing business operations and opportunities; reputational risk and potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of the transaction; First Horizon’s success in executing its business plans and strategies and managing the risks involved in the foregoing; currency and interest rate fluctuations; exchange rates; success of hedging activities; material adverse changes in economic and industry conditions, including the availability of short and long-term financing; general competitive, economic, political and market conditions; changes in asset quality and credit risk; the inability to sustain revenue and earnings growth; inflation; customer borrowing, repayment, investment and deposit practices; the impact, extent and timing of technological changes; capital management activities; other actions of the Board of Governors of the Federal Reserve System, the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation, the Tennessee Department of Financial Institutions and other regulators, legislative and regulatory actions and reforms; the pandemic created by the outbreak of COVID-19 and its variants, and resulting effects on economic conditions, restrictions imposed by public health authorities or governments, fiscal and monetary policy responses by governments and financial institutions, and disruptions to global supply chains; and other factors that may affect future results of First Horizon.

We caution that the foregoing list of important factors that may affect future results is not exhaustive. Additional factors that could cause results to differ materially from those contemplated by forward-looking statements can be found in First Horizon’s Annual Report on Form 10-K for the year ended December 31, 2021, and in its subsequent Quarterly Reports on Form 10-Q filed with the SEC and available in the “Investor Relations” section of First Horizon’s website, http://www.firsthorizon.com, under the heading “SEC Filings” and in other documents First Horizon files with the SEC.

Important Other Information

In connection with the proposed transaction with TD, First Horizon has filed a definitive proxy statement on Schedule 14A on April 22, 2022, which First Horizon has commenced disseminating to First Horizon shareholders on or about April 22, 2022.

This communication does not constitute an offer to sell or a solicitation of an offer to buy any securities or a solicitation of any vote or approval. SHAREHOLDERS OF FIRST HORIZON ARE URGED TO READ, WHEN AVAILABLE, ALL RELEVANT DOCUMENTS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) FILED WITH THE SEC, INCLUDING FIRST HORIZON’S PROXY STATEMENT, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT FIRST HORIZON AND THE PROPOSED TRANSACTION WITH TD.

Investors and shareholders of First Horizon are able to obtain a free copy of the definitive proxy statement as well as other relevant documents filed with the SEC without charge at the SEC’s website (http://www.sec.gov). Copies of the definitive proxy statement and the filings with the SEC that will be incorporated by reference in that proxy statement can also be obtained, without charge, by directing a request to Clyde A. Billings Jr., First Horizon Corporation, 165 Madison, Memphis, TN 38103, telephone (901) 523-4444.

Participants in the Solicitation

First Horizon and certain of its directors, executive officers and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction under the rules of the SEC. Information regarding First Horizon’s directors and executive officers is available in the proxy statement for its 2022 annual meeting of shareholders, which was filed with the SEC on March 14, 2022, its definitive proxy statement related to the proposed transaction which was filed with the SEC on April 22, 2022, and certain of its Current Reports on Form 8-K. Other information regarding the participants in the solicitation of proxies in respect of the proposed transaction and a description of their direct and indirect interests, by security holdings or otherwise, is contained in the definitive proxy statement filed on April 22, 2022 and in other relevant materials to be filed with the SEC. Free copies of these documents, when available, may be obtained as described in the preceding paragraph.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST HORIZON CORPORATION

By	/s/ Clyde A. Billings, Jr.
	Name:	Clyde A. Billings, Jr.
	Title:	Senior Vice President, Assistant General Counsel and Corporate Secretary

Date: May 18, 2022